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                                                                     EXHIBIT 4.2

                                DOVER CORPORATION

                              Officers' Certificate


              David S. Smith, Vice President Finance, and Robert G. Kuhbach, Vice President, General Counsel and Secretary, of Dover Corporation, a Delaware corporation (the "Company"), each hereby certifies that he is duly authorized to, and does hereby, deliver this certificate to Bank One Trust Company, N.A. (the "Trustee"), as Trustee under the Indenture, dated as of February 8, 2001, between the Company and the Trustee (the "Indenture"), relating to the Company's 6.50% Notes due February 15, 2011 (the "Notes"); that the Notes are hereby established as a series of Securities to be issued under the Indenture; that attached hereto at Exhibit 1 are the terms of the Notes as established in a Board Resolution pursuant to Section 301 of the Indenture and that:

(i) He is familiar with the Indenture and has read all the conditions (including all definitions relating thereto) set forth therein for the authentication and delivery of the Notes;

(ii) He has examined the documents submitted by the Company to the Trustee relating to the Notes and certain other corporate documents and records;

(iii) He has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether all conditions precedent provided in the Indenture for the authentication and delivery of the Notes have been complied with; and

(iv) In his opinion, all conditions precedent provided for in the Indenture relating to the authentication and delivery of the Notes have been complied with.

       Any capitalized terms used herein without definition shall have the meaning assigned to them in the Indenture.


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       IN WITNESS WHEREOF, the undersigned have executed this certificate this
12 day of February 2001.



                                                /s/ David S. Smith
                                                --------------------------------
                                                Name:  David S. Smith
                                                Title: Vice President Finance


                                                /s/ Robert G. Kuhbach
                                                --------------------------------
                                                Name:  Robert G. Kuhbach
                                                Title: Vice President, General
                                                       Counsel and Secretary


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                                  EXHIBIT 1 TO
                              OFFICERS' CERTIFICATE

1. The titles of the series of Securities referred to as the Notes shall be the "6.50% Notes due February 15, 2011".

2. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is initially limited to $400,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306 or 906 of the Indenture and except for Notes that, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered; (provided, however, that the Company may from time to time, without the consent of existing note holders, create and issue further notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price and the first payment of interest thereon; such additional notes, at the Company's determination and in accordance with the provisions of the Indenture, are to be consolidated with and form a single series with the previously outstanding Notes).

3. The maturity date on which the principal of each of the Notes is payable shall be February 15, 2011.

4. The Notes shall bear interest at the rate of 6.50% per annum from February 12, 2011.

5. The Interest Payment Dates for the Notes shall be February 15 and August 15 of each year, commencing August 15, 2001, and the Regular Record Date for any Interest Payment Date shall be the February 1 or August 1, as the case may be, next preceding such Interest Payment Date.

6. Payments of the principal of (and premium, if any) and interest on the Notes will be made at the office or agency of the Company maintained for that purpose in New York, New York, provided that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register for the Notes.

7. The Notes shall be redeemable, in whole or in part, at the Company's option at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points plus, in each case, accrued interest thereon to the date of redemption.


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       For purposes of this clause 7, the following definitions shall apply:

       "Adjusted Treasury Rate" shall mean, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

       "Comparable Treasury Issue" shall mean the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

       "Comparable Treasury Price" shall mean, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

       "Quotation Agent" shall mean the Reference Treasury Dealer appointed by the Company.

       "Reference Treasury Dealer" shall mean (i) each of Chase Securities Inc., Deutsche Banc Alex. Brown Inc., and their respective successors and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

       "Reference Treasury Dealer Quotations" shall mean with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

8. The Notes shall not be subject to any sinking fund or analogous provisions.

9. The provisions on defeasance and covenant defeasance in Sections 1302 and 1303 of the Indenture shall apply to the Notes.


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10.    The Notes shall be issued in the form of one or more Global Securities.
       The Depository for such Global Securities shall be The Depository Trust Company. The Notes shall bear, in addition to any applicable legend set forth in the Indenture, a legend in the following form:

              "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."